UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2013

Biozone Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-146182	20-5978559
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 608-5101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 12, 2013, Biozone Pharmaceuticals, Inc. (the “Company”), Biozone Laboratories, Inc. (“Bio Lab”), Baker Cummins Corp. (“BCC”) (the Company, Bio Lab and BCC are collectively referred to as “Biozone”), Brian Keller, MusclePharm Corporation (“Musclepharm”) and Biozone Laboratories, Inc. (“Acquisition Co.”), a newly formed subsidiary of Musclepharm, entered into an Asset Purchase Agreement (the “Agreement”).  The Agreement provides that Acquisition Co. will acquire substantially all of the operating assets of Biozone including the QuSomes, HyperSorb and EquaSomes drug delivery technologies (excluding certain assets including cash on hand) for 1,200,000 shares of Musclepharm’s common stock.  Of the 1,200,000 shares being issued under the Agreement, (i) 600,000 of the shares will be issued to the Company upon closing and (ii) 600,000 of the shares (the “Escrowed Shares”) will be placed in escrow for nine months from the date of closing (the “Escrow Period”).  During the Escrow Period, Musclepharm will have the option to  purchase the Escrowed Shares at $10.00 per share in cash. The Escrowed Shares will also back-stop potential indemnification claims that Acquisition Co. may have under the Agreement.

The Agreement contains representations, warranties, covenants and termination rights that are customary for a transaction of this type.  The closing of the Agreement is subject to several closing conditions including the Company receiving shareholder approval, Musclepharm’s receipt of a fairness opinion, Mr. Brian Keller, the Company’s President and Chief Scientific Officer, entering into a new two-year Employment Agreement with Musclepharm and other customary closing conditions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1
Asset Purchase Agreement by and among MusclePharm Corporation, a Nevada corporation, Biozone Laboratories, Inc., a Nevada corporation, Biozone Pharmaceuticals, Inc., a Nevada corporation, Biozone Laboratories, Inc., a California corporation, Baker Cummins Corp. a Nevada corporation and Brian Keller dated as of November 12, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Biozone Pharmaceuticals, Inc.

Date: November 12, 2013	By:	/s/ Elliot Maza
Name: Elliot Maza Title: Chief Executive Officer and Chief Financial Officer